Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 033-63299, 333-93345, 333-177573, 333-256726, 333-256729, and 333-287194 on Form S-8 and Registration Statement Nos. 333-277672 and 333-282521 on Form S-3 of our reports dated February 26, 2026, relating to the financial statements of The Marcus Corporation (the “Company”) and the effectiveness of The Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin
February 26, 2026